Exhibit 99.1
Blue River Bancshares, Inc. Announces Earnings for 4th Quarter and 2006 Year End (Unaudited)
February 21, 2007
Blue River Bancshares, Inc. (BRBI) today reported consolidated net income of $599,000 for the year ended December 31, 2006. This net income compares to a consolidated net income of $1,573,000 for the same period of 2005. Basic earnings per share were $0.17 for the year ended December 31, 2006, compared to $0.45 per share for the year ended December 31, 2005. Weighted average outstanding shares (basic) for 2006 were 3,507,150 as compared to 3,472,561 for 2005. During the first three quarters of 2005, the Company maintained a valuation allowance against its deferred tax asset. In the fourth quarter of 2005, management concluded that the valuation allowance on the deferred tax asset was no longer necessary given the Company’s sustained income and growth through the year and projected net income in the future. A tax benefit of $430,000 was recognized during the final quarter of 2005, related to the reversal of the tax valuation allowance. In addition, for the year ended December 31, 2006 there was an income tax expense recognized which did not exist for the year ended December 31, 2005.
Consolidated net income for the three month period ended December 31, 2006 was $71,000 or $0.02 per share, as compared to net income, for the same three month period ended December 31, 2005, of $898,000 or $0.26 per share. The weighted average outstanding shares were 3,507,150 during both periods. During the three month period ended December 31, 2005, the above mentioned tax benefit of $430,000 was recognized.
Net interest income before loan loss provision for the year ended December 31, 2006 was $8,156,000 as compared to $7,100,000 for the same period in 2005. Non-interest income for the year ended December 31, 2006 was $929,000 as compared to $1,331,000 for the same period in 2005. During the year ended December 31, 2006, we had net loss on sale of other real estate, securities and other assets of $225,000, compared to a 2005 year end net gain on sale of other real estate, securities and other assets of $33,000. Additionally, secondary market loan income and fees were $292,000 for the year ended December 31, 2006, compared to $595,000 for the same period in 2005.
The provision for loan losses for the year ended December 31, 2006, was $858,000 versus $126,000 for the year ended December 31, 2005. This increase was primarily the result of increased charge offs related to a few unsecured loans.
Non-interest expense, increased to $7,262,000 for the year ended December 31, 2006 from $7,161,000 for the same period of 2005. This increase was primarily the result of a 3.2% increase in compensation and professional fees related to acquisition activities and our previously announced charter sale.
Russell Breeden, III, Chairman, CEO and President of Blue River commented, “We are pleased to report the strong growth in net interest income, even though a large portion of that growth was used in 2006 to fund loan problems. We believe the change in our loan process at Paramount Bank will reduce the size of this need in the future. We are also pleased with our 12% annual increase in our loan portfolio, because we believe we can duplicate that result in 2007. Our keys to further earnings growth are maintaining a high quality loan portfolio and continuing to increase our net interest income, without adding significant non interest expense. Our interest rate risk profile is fairly neutral, so we should not create significant profit or loss if interest rates become volatile.”
Mr. Breeden also said “We remain focused on the goal of exceeding a 10% pretax return on shareholder’s equity during 2007, before we recognize an anticipated gain from our proposed charter sale. We now have recorded eight straight quarters of profitability, which provides the foundation for us to achieve our goal.”
Blue River Bancshares, Inc. is the holding company for Shelby County Bank, Shelbyville, Indiana and Paramount Bank, formerly known as Unified Banking Company, Lexington, Kentucky.
Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. These forward-looking statements relate to, among other things, expectations of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience.
These forward-looking statements are based upon the current beliefs and expectations of Blue River’s management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of Blue River’s control. Blue River’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River’s control and any other risks detailed in Blue River’s reports filed with the Securities and Exchange Commission.
Blue River undertakes no obligation to revise these statements following the date of this press release.

CONSOLIDATED FINANCIAL HIGHLIGHTS
(UNAUDITED)
YEARS ENDED DECEMBER 31

	2006	2005

GROSS LOANS	$183,772,000	$163,992,000
TOTAL ASSETS	$226,397,000	$221,241,000
DEPOSITS	$184,113,000	$178,759,000
SHAREHOLDERS’ EQUITY	$17,703,000	$17,470,000
BOOK VALUE PER SHARE	$5.05	$4.98

NET INTEREST INCOME	$8,156,000	$7,100,000
PROVISION FOR LOAN LOSS	$858,000	$126,000
NON INTEREST INCOME	$929,000	$1,331,000
NON INTEREST EXPENSE	$7,262,000	$7,161,000
INCOME TAX BENEFIT (EXPENSE)	$(366,000)	$430,000
NET INCOME (LOSS)	$599,000	$1,573,000
BASIC EARNINGS (LOSS) PER SHARE	$.17	$.45